FORM OF
           AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT

          AMENDMENT made as of November 3, 2003 to the Distribution Services Agreement (the "Agreement") made as of January 31, 2001 between ALLIANCEBERNSTEIN TRUST, a Massachusetts business trust ( the "Trust") on behalf of each of its series listed on Schedule I to the Agreement (each, a "Fund") and ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC. (formerly Alliance Fund Distributors, Inc.), a Delaware corporation (the "Underwriter"). Capitalized terms not defined herein have the meaning set forth in the Agreement.

                           WITNESSETH

          WHEREAS, the Trust and the Underwriter are parties to the Agreement;

          WHEREAS, the Trust has decided to sell to the public shares of its Class R shares in addition to its Class A shares, Class B shares, Class C shares and Advisor Class shares;

          WHEREAS, the Underwriter is willing to act, and the Trust wishes to appoint the Underwriter, as underwriter and distributor of the Class R shares of the Trust;

          NOW, THEREFORE, the parties agree to amend the Agreement as follows:

          1. Section 1 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

          SECTION   1. Appointment of the Underwriter.
                    -------------------------------

          The Trust hereby appoints the Underwriter as the principal underwriter and distributor of the Trust to sell to the public its Class A shares (the "Class A shares"), Class B shares (the "Class B shares"), Class C shares (the "Class C shares"), Advisor Class shares (the "Advisor Class shares"), Class R shares (the "Class R shares") and shares of such other class or classes as the Trust and the Underwriter shall from time to time mutually agree in writing shall become subject to this Agreement (the "New shares") (the Class A shares, the Class B shares, the Class C shares, the Advisor Class shares, the Class R shares and the New shares being collectively referred to herein as the "shares") and hereby agrees during the term of this Agreement to sell shares to the Underwriter upon the terms and conditions herein set forth.

          2. Section 5(b) of the Agreement is amended by deleting it in its entirety and replacing it with the following:

                    (b) Except as may be required by NASD rules and interpretations, the Trust will pay to the Underwriter each month a distribution services fee with respect to each Fund specified by the Trust's Trustees that will not exceed, on an annualized basis, .30% of the aggregate average daily net assets of the Fund attributable to the Class A shares, 1.00% of the aggregate average daily net assets of the Fund attributable to the Class B shares, 1.00% of the aggregate average daily net assets of the Fund attributable to the Class C shares and .50% of the aggregate average daily net assets of the Fund attributable to Class R shares. With respect to each Fund, the distribution services fee will be used in its entirety by the Underwriter to make payments (i) to compensate broker-dealers or other persons for providing distribution assistance, (ii) to otherwise promote the sale of shares of the Fund, including payment for the preparation, printing and distribution of prospectuses and sales literature or other promotional activities, and (iii) to compensate broker-dealers, depository institutions and other financial intermediaries for providing administrative, accounting and other services with respect to the Fund's shareholders. A portion of the distribution services fee that will not exceed, on an annualized basis, .25% of the aggregate average daily net assets of the Fund attributable to each of the Class A shares, Class B shares, Class C shares and Class R shares will constitute a service fee that will be used by the Underwriter for personal service and/or the maintenance of shareholder accounts within the meaning of NASD rules and interpretations.

          3. Section 5(f) of the Agreement is amended by deleting it in its entirety and replacing it with the following:

                    (f) A Fund is not obligated to pay any
          distribution expenses in excess of the distribution services fee described above in Section 5(b) hereof. Any expenses of distribution of the Fund's Class A shares accrued by the Underwriter in one fiscal year of the Fund may not be paid from distribution services fees received from the Fund in respect of Class A shares in another fiscal year. Any expenses of distribution of the Fund's Class B shares, Class C shares or Class R shares accrued by the Underwriter in one fiscal year of the Fund may be carried forward and paid from distribution services fees received from the Fund in respect of such class of shares in another fiscal year. No portion of the distribution services fees received from the Fund in respect of Class A shares may be used to pay any interest expense, carrying charges or other financing costs or allocation of overhead of the Underwriter. The distribution services fees received from the Fund in respect of Class B shares, Class C shares and Class R shares may be used to pay interest expenses, carrying charges and other financing costs or allocation of overhead of the Underwriter to the extent permitted by Securities and Exchange Commission rules, regulations or Securities and Exchange Commission staff no-action or interpretative positions in effect from time to time. In the event this Agreement is terminated by either party or is not continued with respect to a class of shares as provided in Section 12 below: (i) no distribution services fees (other than current amounts accrued but not yet paid) will be owed by the Fund to the Underwriter with respect to that class, and (ii) the Fund will not be obligated to pay the Underwriter for any amounts expended hereunder not previously reimbursed by the Fund from distribution services fees in respect of shares of such class or recovered through deferred sales charges. The distribution services fee of a particular class may not be used to subsidize the sale of shares of any other class.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement.

                            ALLIANCEBERNSTEIN TRUST

                         By:
                            -----------------------------


                            ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND
                               MANAGEMENT, INC.

                         By:
                            -------------------------------

Accepted as of the date first written above:

ALLIANCE CAPITAL MANAGEMENT L.P.
By: Alliance Capital Management Corporation
    General Partner

By: -------------------------------


00250.0073 #419277